SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Bausch & Lomb Incorporated

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ON SEPTEMBER 7, 2007, BAUSCH & LOMB INCORPORATED
SENT THE FOLLOWING E-MAIL TO ITS EMPLOYEES:

Dear Employees:

Two weeks from today, on September 21st, we'll tally the final shareholder votes on the proposed transaction with Warburg Pincus. I'm writing to remind you that every vote counts and to encourage all of you who are shareholders to get your proxy votes in as soon as possible if you have not already voted. If you received more than one proxy card because you hold shares that are registered differently, please vote and return all cards. If you have already voted, you do not need to vote again unless you wish to change your vote.

If you have misplaced your proxy card or 401(k) voting instruction card or you wish to change your vote or you need additional copies of the proxy solicitation materials, please contact the proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885. Registered shareholders can vote by internet or telephone until 11:59 PM Eastern time on Thursday, September 20. If mailed, proxy cards must be received before the September 21 meeting; or you may vote in person at the meeting. Participants in the Bausch & Lomb 401(k) Account Plan may vote by internet or telephone until 11:59 PM on Tuesday, September 18. If mailed, 401(k) participant Voting Instruction Cards must be received by 5:00 PM on Tuesday, September 18.

As indicated in the proxy materials that all shareholders received in the mail, the transaction cannot be completed without the affirmative vote of 66 2/3 percent of the shares of the Company's Common and Class B stock. Except for those who hold their shares in the 401(k) plan, if you do not vote that has the same effect as a vote "Against" the proposal. Shares held in the 401(k) plan that are not voted will be voted by the plan's Trustee in the same proportion as those shares for which they have received voting instructions. (For example, if only half of the 401(k) shares are voted, and those are voted 60/40 in favor of the proposal, then the other half of the shares will also be voted 60/40 in favor.)

Our Board of Directors, acting on the recommendation of the Special Committee composed entirely of independent directors, has unanimously approved and adopted the agreement and plan of merger. After careful consideration, our Board of Directors has determined that the agreement and plan of merger are advisable and fair to, and in the best interest of, Bausch & Lomb and its shareholders. The Board of Directors unanimously recommends that shareholders vote "FOR" the proposal.

As I indicated when we announced the proposed merger back in May, I believe this transaction with Warburg Pincus is good for the Company's employees, partners in the eye care profession, and customers, as well as our shareholders. As a private company, Bausch & Lomb will have greater flexibility to focus on our long-term strategic direction to be a global leader in providing innovative and technologically advanced eye health products to eye care professionals and consumers. We are proud to partner with Warburg Pincus, a distinguished firm with a strong reputation and proven track record of success in acquiring and guiding healthcare companies. Warburg Pincus understands our industry and our business well, and will be a tremendous asset as we build upon our leadership position and continue to implement our strategic plan to deliver enhanced value for our customers worldwide. The firm shares our confidence in Bausch & Lomb's future and will support our people in achieving our long-term goals.

If you are a Bausch & Lomb shareholder and you have not already voted, please take the time to do so today.

Regards,

Ron